UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: July 23, 2015
Date of earliest event reported: July 23, 2015

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On July 23, 2015 Euramax Holdings, Inc. (“Holdings”) issued a press release announcing that its wholly-owned subsidiary Euramax International, Inc. (the “Company”) has commenced a private placement of up to $385,000,000 aggregate principal amount of senior secured notes (the “Notes”). The Company intends to use the net proceeds from the offering of Notes to (i) redeem and repay in full its outstanding 9.50% senior secured notes due April 1, 2016 (the “2016 Notes”) and (ii) pay fees and expenses related to the offering and related transactions. Any remaining proceeds will be available for general corporate purposes. In addition to customary closing conditions, the completion of the offering of Notes is conditioned upon the Company entering into an amendment to its senior unsecured loan facility in the aggregate principal amount of $125.0 million (the “Senior Unsecured Loan Facility”).
The Notes are being offered and will be sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or any other securities law and, therefore, may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Also on July 23, 2015, and in connection with the offering of Notes, the Company entered into a Lockup and Support Agreement (the “Support Agreement”) with all of the existing unsecured lenders (the “Lenders”) under the Senior Unsecured Loan Facility, pursuant to which the Lenders have agreed to support an amendment to the loan facility. The Support Agreement contains the following principal terms and conditions for the amendment to the Senior Unsecured Loan Facility: (i) an extension of the maturity date from October 1, 2016 to 5.5 years after the closing date of the amendment, (ii) a cash interest rate indexed to 200 basis points higher than the yield on any new debt financing (“New Debt Financing”) raised to refinance the 2016 Notes assuming a 4-year weighted-average life on any original issue discount or upfront fees on such New Debt Financing (the “Unsecured Cash Interest Rate”) and a paid-in-kind (“PIK”) interest rate to be 200 basis points higher than the Unsecured Cash Interest Rate (the “Unsecured PIK Interest Rate”), all of which is further described below, and (iii) an upfront fee to the Lenders of 2% of the principal amount of the loan facility payable in the form of an increase in the principal amount of the loan facility at the closing date of the amendment. Other than the above and certain terms tied to the covenants under the indenture that will govern the Notes, the principal terms and conditions of the Senior Unsecured Loan Facility will remain substantially the same.
For the first two years after the closing of the amendment, interest shall be mandatorily payable in-kind at the Unsecured PIK Interest Rate, with 2% of the per year applicable interest rate paid in cash. For the period following the second anniversary of the closing of the amendment until the maturity of the Senior Unsecured Loan Facility, interest shall be subject to a consolidated net secured debt ratio test. If the Company is in compliance with a consolidated net secured debt ratio test of 4.0x and has a minimum liquidity (calculated with unrestricted cash and unutilized revolving credit facility availability) of not less than $50 million, then the Company shall pay, with respect to any interest period, interest on the amount outstanding under the Senior Unsecured Loan Facility in cash at the Unsecured Cash Interest Rate on 50% of the aggregate principal amount outstanding (the “Cash Portion of Interest”) and interest in-kind at the Unsecured PIK Interest Rate on 50% of the aggregate principal amount outstanding; provided, however, that the Company may, upon delivery to the Lenders of a certificate executed by the Company’s chief executive officer and chief financial officer to the effect that payment of the Cash Portion of Interest in cash would, in their reasonable judgment, result in an adverse effect on the Company based on its then current and projected financial condition and forecasts, pay in kind the Cash Portion of Interest (other than the 2% minimum cash interest that is required to be paid in cash) at the Unsecured PIK Interest Rate for not more than one interest period in any rolling four quarter period commencing with the first full quarter after the second anniversary of the closing date of the amendment. If the Company is not in compliance with a consolidated net secured debt ratio test of 4.0x or has a minimum liquidity of less than $50 million, then the Company shall pay interest on the aggregate principal amount outstanding under the Senior Unsecured Loan Facility at the Unsecured PIK Interest Rate, with 2% of the per year applicable interest rate paid in cash. The loans under the Senior Unsecured Loan Facility shall be voluntarily prepayable at any time without penalty or premium.
The Lenders include certain investment funds or accounts affiliated with or managed by Highland Capital Management, L.P., Credit Suisse Securities (USA) LLC and Sound Point Capital Management L.P. (“SoundPoint”). The Lenders, or certain affiliated funds, collectively beneficially own approximately 67.31% of the outstanding shares of common stock of the Company, and have provided the necessary consent of shareholders required to complete the amendment to the Senior Unsecured Loan Facility and the offering of Notes. The obligations of the Lenders under the Support Agreement are subject to the satisfaction of certain conditions, including the completion of the offering of Notes.

In connection with the amendment to the Senior Unsecured Loan Facility, the Company will also issue to the Lenders detachable 10-year warrants to purchase up to 5% of the common stock of Holdings, on a fully-diluted basis, after giving effect to the exercise of the warrants and any options or securities issued to Euramax management during the term of the warrants, at an exercise price of $0.01 per share. In addition, SoundPoint shall also receive the right to designate one individual (the “SP Director”) to serve, and who shall be elected, as a member of the Board of Directors of Holdings (the “Holdings Board”), effective as of the closing date of the amendment, for an initial period that begins on the closing date of the amendment and ends on the later of the two-year anniversary of the closing date of the amendment and the 2017 annual meeting of Holdings stockholders, with such initial period eligible to be extended for additional one-year terms thereafter subject to the requisite approval of the Holdings stockholders; provided, however, that the SP Director will resign from the Holdings Board and SoundPoint's foregoing board designation right shall terminate permanently if at any time SoundPoint owns or controls directly or indirectly less than either (x) 87.5% of the aggregate amount of the Senior Unsecured Loan Facility owned or controlled by SoundPoint or its affiliates on the closing date of the amendment or (y) 90% of the aggregate amount of shares of capital stock in Holdings owned or controlled by SoundPoint or its affiliates on the closing date of the amendment as a result of sales or transfers of shares of Holdings capital stock by SoundPoint or its affiliates. For as long as the SP Director continues to serve on the Holdings Board, SoundPoint will waive any rights it may have to designate one or more members of the Holdings Board under the terms of the stockholders agreement, dated as of June 29, 2009, among Holdings and the stockholders party thereto (the “Holdings’ Stockholders Agreement”). In the event the SP Director is no longer entitled to serve in accordance with SoundPoint’s foregoing board designation right, then such waiver shall automatically terminate and SoundPoint shall be entitled to any and all rights to designate a member of the Holdings Board as may be provided to Holdings stockholders in accordance with the Holdings’ Stockholders Agreement as in effect from time to time.
The Support Agreement expires on September 15, 2015, subject to earlier termination in certain circumstances.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Support Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference. A copy of the press release issued by Holdings announcing the Company’s proposed private placement and entrance into the Support Agreement is filed as Exhibit 99.2 hereto and is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Lockup and Support Agreement, dated as of July 23, 2015, by and among the Company, Highland Capital Management L.P., Sound Point Capital Management, LP and Credit Suisse Securities (USA) LLC.
99.2	Press release, dated July 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX HOLDINGS, INC.

Date: July 23, 2015	By:	/s/ Mary S. Cullin
Name: Mary S. Cullin
Title: Senior Vice President, Chief Financial Officer and Treasurer